FFI RECEIVES NON-COMPLIANCE NOTICE FROM NYSE AMEX

INDIANAPOLIS, INDIANA –  July 2, 2010 - Fortune Industries, Inc. (NYSE Amex:FFI) (the “Company”) announced that it has been notified by the NYSE Amex in a letter dated July 2, 2010 that it is not in compliance with Section 803(B)(2)(c) of the NYSE Amex Company Guide (the “Company Guide”), in that the Company’s audit committee is not comprised of at least two independent directors. This non-compliance is a result of the May 7, 2010 resignation of one of its independent directors, who also served on the Company’s audit committee.

Pursuant to Section 803(B)(6) of the Company Guide, the Company has until the earlier of its next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply with the requirement to regain compliance. The Company is currently interviewing potential candidates for the position of independent director and audit committee member, and expects to have the position filled by the required timeframe.

About Fortune Industries, Inc.

Fortune Industries, Inc. is a professional employer organization (PEO) to small and medium-sized businesses in 47 states, providing human resource management & consulting, training & compliance, risk management, and benefits administration.

Fortune Industries, Inc. is based in Indianapolis, Indiana and is publicly traded on the NYSE Amex exchange under the symbol FFI. Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could" or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Form 10-K for the year ended June 30, 2009. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company's Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.